EXHIBIT 99.2

GROUP MEMBERS

Onex Corporation

Onex Partners III GP LP

Onex Partners GP Inc.

Onex US Principals LP

Onex American Holdings GP LLC

Onex American Holdings II LLC

Onex Partners III PV LP

Onex Partners III Select LP

Onex Partners III LP

New PCo II Investments Ltd.

Gerald W. Schwartz